Exhibit 10.1

Execution Copy

DATED 14 OCTOBER 2005

(1) SEERIA ALLIANCE LTD., as the Seller

and

(2) TRANSMERIDIAN EXPLORATION, INC., as the Buyer

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT (the “Agreement”) is made as of October 14, 2005 among:

(1)	SEERIA ALLIANCE LTD., a company incorporated under the International Business Companies Act of the British Virgin Islands (CAP.291) (IBC registration number 507352 ), whose registered office is at c/o Mossack Fonseca & Co. (BVI) Ltd., Akara Building, 24 DeCastro Street, Wickhams Cay I, P.O. Box 3136, Road Town, Tortola, British Virgin Islands (the “Seller”); and

(2)	TRANSMERIDIAN EXPLORATION, INC., a company incorporated under the International Business Companies Act of the British Virgin Islands (CAP.291) (IBC registration number 205858), whose registered office is at c/o Nerine Trust Company (BVI) Limited, Quastisky Building, 3rd Floor, P.O. 905, Road Town, Tortola, British Virgin Islands (the “Buyer”).

RECITALS:

(A)	The Seller is the legal and beneficial owner of 50,000 shares of the Company, with a par value of US $1.00 each, constituting 100% of all authorized and issued shares in the Company (such shares being the “Shares”).

(B)	The Company owns 50% of all authorized and issued shares in JSC CaspiNeft TME, a Kazakhstani joint stock company (“CaspiNeft”), which is a party to the Contract for the Right to Explore Hydrocarbons signed with the Agency of the Republic of Kazakhstan on Investments on 7 March 2000 (the “Contract”), which gives CaspiNeft the exclusive right to explore South Alibek Field located in the Aktobe Oblast of the Republic of Kazakhstan.

(C)	The Parties wish to enter into this Agreement for the sale and purchase of the Shares, free of any Encumbrances, on the terms and conditions set forth below.

TERMS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement where the context so admits the following words and expressions shall have the following meanings:

“Banking Day”	a day (other than a Saturday or Sunday) on which banks in New York are open for normal business operations;

“BTA” JSC	Bank TuranAlem;

“BTA Debt”	the total amount owing (whether or not then due and

payable) to BTA (or any affiliate of BTA) by CaspiNeft pursuant to the BTA Loan Agreements (and any other agreements or understandings relating to the granting of loans under the BTA Loan Agreements) as of close of business on the date of the Closing (including without limitation principal, interest, exchange rate adjustments, fees, charges, expenses and other sums of any nature whatsoever owing (whether or not then due and payable) under the BTA Loan Agreements and any related agreements and understandings as aforesaid);

“BTA Loan Agreements”

two loan agreements pursuant to which BTA has extended certain loans to CaspiNeft, namely: (i) Main Loan Agreement No. 02-0402-2 dated 4 February 2002 among BTA, CaspiNeft, the Buyer and Kazstroyproekt LLP, for the total amount of US $20,000,000, as amended, and (ii) General Loan Agreement No. 2000/03/40 dated 2 June 2003 among BTA, CaspiNeft, the Buyer and the Company, for the total amount of US $30,000,000, as amended or supplemented;

“Buyer’s Group”

means the group of companies comprising the Buyer, any holding company from time to time of the Buyer and any subsidiary of the Buyer (including, following Closing, the Company and CaspiNeft) or of any such holding company and “member of the Buyer’s Group” shall be construed accordingly;

“CaspiNeft”	has the meaning set forth in Recital (B);

“Claim”	any claim by the Buyer under Article 6.6 or under the Warranties referred to in Article 6.1, Article 6.2 and set out in Schedule 1;

“Closing”	means completion of the sale and purchase of the Shares in exchange for the consideration payable by the Buyer pursuant to Article 3;

“Company”

Bramex Management, Inc. a company incorporated under the International Business Companies Act of the British Virgin Islands (CAP.291) (IBC registration number 492384), whose registered office is at Sea Meadow House, Blackburn Highway, Road Town, Tortola, British Virgin Islands;

“Consideration”	has the meaning set forth in Article 3;

“Contract”	has the meaning set forth in Recital (B);

“Debt”	means, as at the close of business on the date of Closing the aggregate of all debts owed by the Company to members of the Seller’s Group;

“Disclosure Letter”	a letter in the agreed form (together with any documents annexed to it) dated the date of this Agreement from the Seller to the Buyer;

“Due Diligence Review Questionnaire”	means the written list of enquiries delivered to the Seller by the Buyer prior to the date hereof which is annexed to and incorporated in the Disclosure Letter;

“Encumbrance”

means any mortgage, charge, pledge, hypothecation, lien, assignment by way of security, right of set-off, title retention arrangement, option or other rights of third parties (other than by virtue of this Agreement);

“Estimated Consideration”	has the meaning set forth in Article 3.2;

“Estimated Debt”	has the meaning set forth in Article 3.2;

“Joint Operating Agreement”	means the joint operating agreement regarding the operation of CaspiNeft between the Buyer and the Company (as successor to Kazstroyproect LLP) dated 14 February 2002, as amended or supplemented;

“Independent Accountants”

a firm of independent chartered accountants jointly agreed upon between the Buyer and the Seller or (failing such agreement) appointed, at the request of either the Buyer or the Seller at any time, by the President from time to time of the Institute of Chartered Accountants in England and Wales;

“Information”

means any existing written information and data connected with the past, present and future activities of CaspiNeft under or in connection with the Contract, which is in the possession of any member of the Seller’s Group or the Company (as the case may be) at Closing, including, without limitation, any geological, geochemical, geophysical and geotechnical information, data, maps, reports, samples, core logs, analysis, results of tests and other materials in connection with any activities undertaken in connection with the Contract;

“Kazakhstan Counsel”	means a law firm of international standing with offices in Almaty, Kazakhstan reasonably acceptable to the Buyer and the Seller;

“Losses”	means, with respect to any Party, all and any obligations, proceedings, losses, damages, liabilities, claims, costs and expenses incurred by such Party;

“Outstanding Documents”

means the Release Documents and the opinions of Harney Westwood & Riegels (British Virgin Islands office) to be delivered pursuant to Articles 4.1.7.1 and 5.2.4.1 and Kazakhstan Counsel to be delivered pursuant to Articles 4.1.7.2 and 5.2.4.2;

“Parties”	the Seller and the Buyer and their respective successors and permitted assigns;

“Purchase Price”	has the meaning set forth in Article 3;

“Release Documents”

means (i) a release in form and substance reasonably satisfactory to the Buyer providing a full release and discharge of the Encumbrances securing the BTA Debt, and (ii) all documentation necessary to be provided by BTA and filed with or produced before the Kazakhstani registration authorities to de-register the Encumbrances securing the BTA Debt from their records (including, without limitation, a letter confirming that the BTA Debt has been repaid and that the Encumbrances securing the BTA Debt are to be released, a letter to the Ministry of Energy and Mineral Resources requesting it to release subsoil rights from the Encumbrances securing the BTA Debt, applications to various registration authorities to deregister the Encumbrances securing the BTA Debt over immovable and movable assets of CaspiNeft, and an order to CaspiNeft’s registrar requesting the release of the CaspiNeft shares from any Encumbrances securing the BTA Debt);

“Seller’s Group”

means the group of companies comprising the Seller, any holding company from time to time of the Seller (which for the avoidance of doubt shall be deemed to include BTA) and any subsidiary of the Seller (excluding the Company) or of any such holding company and “member of the Seller’s Group” shall be construed accordingly;

“Shares”	has the meaning set forth in Recital A;

“Supplemental Disclosure Letter”	a letter (together with any documents annexed thereto) dated on the date of Closing from the Seller to the Buyer;

“Tax” or “Taxation”

all forms of taxation, withholdings, duties, imposts, levies, social security contributions and rates imposed by any local, municipal, governmental, state, federal, or other body in the British Virgin Islands, the Republic of Kazakhstan or elsewhere and any interest, penalty, surcharge or fine in connection therewith; and

“Warranties”	the warranties referred to in Article 6.1, Article 6.2 and set out in Schedule 1.

1.2	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.

1.3	References in this Agreement to Articles and Schedules are to articles in and schedules to this Agreement (unless the context otherwise requires). The recitals and schedules to this Agreement shall be deemed to form part of this Agreement.

1.4	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	The expressions “Seller,” “Company” and “Buyer” include each party’s successors and permitted assigns.

1.6	References to “persons” shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

1.7	A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within either the meaning attributed to that term in ss736 and 736A Companies Act 1985 (“CA85”) or the meaning attributed to the term “parent undertaking” in s258 CA85, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within either the meaning attributed to that term in ss736 and 736A of the CA85 or the meaning attributed to the term “subsidiary undertaking” in s258 of the CA85, and the term “subsidiaries” is to be construed accordingly.

1.8	Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Seller and the Buyer prior to the execution of this Agreement and signed or initialled for identification purposes only by or on behalf of the Seller and the Buyer (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Buyer).

2.	SALE OF SHARES

2.1	Subject to the terms and conditions of this Agreement, at the Closing the Seller shall sell to the Buyer, with full title guarantee (as such term is defined in the Law of Property (Miscellaneous Provisions) Act 1994), and the Buyer shall purchase from the Seller, the Shares in registered form, free of any Encumbrances and together with all rights thereafter attached to them.

2.2	The Seller hereby irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Shares, whether under the articles of association of the Company or otherwise.

3.	CONSIDERATION AND PAYMENT

3.1	Subject to the terms of this Agreement, the total consideration payable by the Buyer for the Shares shall consist of US$ 168,000,000 less the BTA Debt (the “Purchase Price”) less an amount equal to the Debt (the “Consideration”).

3.2	Not later than five (5) Banking Days prior to the date fixed for Closing, the Seller shall notify the Buyer in writing of its estimate (acting reasonably, and attaching such evidence as it may have in support of its calculation) of the Debt (the “Estimated Debt”), and the Purchase Price less an amount equal to the Estimated Debt shall be the “Estimated Consideration” for the purposes of this agreement.

3.3	At the Closing the Buyer shall pay the Estimated Consideration to the Seller in accordance with Article 5.3.2.

3.4	The Buyer and the Seller shall procure that the Independent Accountants shall, by no later than ten (10) Banking Days after the Closing, deliver to the Buyer and the Seller a certificate stating the amount of the Debt, which certificate, in the absence of manifest error, shall be conclusive and binding upon the parties.

3.5	In the event that the Consideration:

3.5.1	is less than the Estimated Consideration then the Seller shall pay to the Buyer an amount equal to such shortfall;

3.5.2	exceeds the Estimated Consideration then the Buyer shall pay to the Seller an amount equal to such excess.

3.6	Any and all sums payable pursuant to Article 3.5 shall be paid by the Buyer or the Seller (by wire transfer to the bank account notified by the Buyer or the Seller (as the case may be) to the other in writing) within five (5) Banking Days after delivery of the certificate of the Independent Accountants in accordance with Article 3.4 and shall be treated as:

3.6.1	reducing the consideration for the Shares in the case of payments by the Seller to the Buyer pursuant to Article 3.5.1; and

3.6.2	increasing the consideration for the Shares in the case of payments by the Buyer to the Seller pursuant to Article 3.5.2.

3.7	The Estimated Consideration and the Consideration shall be paid without any deductions or withholdings except as may be required by applicable law; and if the Estimated Consideration or the Consideration shall be subject to any deductions or withholdings such payment shall be increased by such an amount as shall ensure that after deduction or withholding of such Tax the Seller shall have received a net amount equal to the Estimated Consideration or the Consideration; provided, however, that for the avoidance of doubt, this provision shall not be construed to extend to any tax payable by the Seller on any gain, profit, income or otherwise as a result of its receipt of the Estimated Consideration or the Consideration.

3.8	At the Closing, the Buyer shall procure that the BTA Debt is repaid in full in accordance with the following provisions:

3.8.1	Within five (5) Banking Days prior to the date of the Closing, BTA shall provide CaspiNeft with a calculation showing the funds necessary to repay the BTA Debt on the date of the Closing;

3.8.2	On or prior to the date of the Closing, the Buyer and the Company shall cause CaspiNeft to issue a Cash Call for the amount set forth in the calculation provided by BTA pursuant to Article 3.8.1 above. The Buyer, on or prior to the date of the Closing, shall lend the entire amount of such Cash Call to

CaspiNeft in accordance with Sections 7.1 and 7.2 of the Joint Operating Agreement, including the Company’s one-half share.

3.8.3	At the Closing, subject to the provisions of this Agreement, the Buyer and the Company (to the extent that it is able to do so, but without any obligation of the Company to lend or otherwise provide any monies to CaspiNeft) shall procure that CaspiNeft fully repays the BTA Debt to BTA.

3.9	The Seller agrees to procure the performance by the Company or BTA, as the case may be, of their respective obligations under this Article 3.

3.10	In this Article 3, capitalised terms defined in the Joint Operating Agreement and not otherwise defined in this Agreement shall have the meanings set out in the Joint Operating Agreement.

3.11	On the date hereof, the Buyer and BTA have agreed that repayments, whether of principal or interest (or otherwise), of the BTA Debt shall be deferred until Closing (the “BTA Debt Deferral”).

4.	CONDITIONS PRECEDENT

4.1	Closing is conditional upon:

4.1.1	each of the Warranties being true and accurate in all material respects on the date hereof and remaining true and accurate in all material respects at the Closing by reference to the facts and circumstances then existing (subject to the Disclosure Letter, the Supplemental Disclosure Letter and the provisions of Article 6);

4.1.2	there having been no disclosure set out in the Supplemental Disclosure Letter which indicates a material adverse change in the business or financial position of the Company after the date of this Agreement which is not a direct consequence of a matter previously disclosed in the Disclosure Letter except for any change which results from action taken with the prior written approval of the Buyer;

4.1.3	there having been no response to any further enquiries made by the Buyer to the Seller after the date of this Agreement in connection with the Due Diligence Review Questionnaire which would constitute a disclosure against any of the Warranties and which indicates a material adverse change in the business or financial position of the Company after the date of this Agreement;

4.1.4	the Seller having delivered to the Buyer no earlier than five (5) Banking Days prior to the date of Closing, a certified copy of the register of shares maintained by the Company’s registered agent in the British Virgin Islands evidencing that all of the Shares are duly registered in the name of the Seller, as the sole legal and beneficial owners, together with a copy of the Company’s register of mortgages, charges and other encumbrances evidencing that the Shares are free of any Encumbrances (or confirmation from the Company’s agent that there is no such register for the Company);

4.1.5	prior to the date of Closing, the Company being the owner of twenty-five thousand (25,000) ordinary shares of CaspiNeft, such shareholding representing 50% of all authorized and issued shares of CaspiNeft, fully paid and free of Encumbrances (other than security relating to the BTA Debt), and the Buyer having received an extract from the share register of CaspiNeft confirming such shareholding;

4.1.6	the Seller having delivered to the Buyer

4.1.6.1	a draft opinion of Harney Westwood & Riegels by no later than ten (10) Banking Days after the date of this Agreement, in form and substance reasonably satisfactory to the Buyer, stating that (i) the Seller is the registered owner of, and has legal and beneficial title to, 50,000 ordinary shares of the Company, which shares comprise 100% of all authorized and issued shares of the Company, free of any Encumbrances, (ii) no legal proceedings are pending against the Company in the British Virgin Islands, (iii) no legal proceedings are pending against the Seller in the British Virgin Islands in relation to the subject matter of this Agreement or challenging the ownership of the Shares, (iv) the Company and the Seller are duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, (v) that the Agreement will be treated by the courts of the British Virgin Islands as a legally binding, valid and enforceable obligations of the Seller;

4.1.6.2	a draft opinion of Kazakhstan Counsel, by no later than ten (10) Banking Days after the date of this Agreement, in form and substance reasonably satisfactory to the Buyer, covering certain matters agreed upon between the Buyer and the Seller;

4.1.7	since the date of this Agreement the Company having not revoked any approval it has given pursuant to the Joint Operating Agreement prior to the date of this Agreement in relation to the agreed budget of CaspiNeft (pursuant to the Joint Operating Agreement) which would have a material adverse effect on the business or operations of the Company or CaspiNeft (save if such revocation is approved in writing by the Buyer);

4.1.8	each of the Outstanding Documents having been negotiated and settled by the Parties in accordance with Article 8.6; and

4.1.9	since the date of this Agreement BTA not having required or purported to require CaspiNeft to repay any or all of the BTA Debt prior to the date of Closing or otherwise been in breach of its obligations under the BTA Debt Deferral.

4.2	The Buyer may waive all or any of the above-listed conditions at any time by notice in writing given to the Seller.

4.3	The Parties shall use all reasonable endeavors to procure the fulfillment of the conditions listed in Article 4.1 above on or before 30 November 2005 and in any event by 23 December 2005.

4.4	The Buyer shall notify the Seller in writing within five (5) Banking Days after all the conditions listed in Articles 4.1.3, 4.1.4, 4.1.5, 4.1.6, 4.1.8 have been fulfilled to the satisfaction of the Buyer or waived.

4.5	In the event that any of the conditions set forth in Article 4.1 shall not have been fulfilled (unless such conditions were waived pursuant to Article 4.2) on or before 23 December 2005, then the neither the Buyer nor the Seller shall be bound to proceed with the sale and acquisition of the Shares and either of them may rescind this Agreement without liability on any party (other than in relation to prior breaches of Articles 4.3 and 8.4).

5.	CLOSING

5.1	Subject to the satisfaction of the conditions precedent set out in Article 4.1, the Closing shall occur on 30 November 2005, or, if later, five (5) Banking Days following written notification by the Buyer to the Seller of the fulfillment to the satisfaction of the Buyer (or waiver) of the conditions listed in Articles 4.1.3, 4.1.4, 4.1.5, 4.1.6 and 4.1.8, provided that at the date of the Closing the remaining conditions shall have been fulfilled to the satisfaction of the Buyer (or waived by the Buyer) (but in any event no later than 30 December 2005), at the offices of Baker & McKenzie—CIS, Limited, Central Asia in Almaty, Kazakhstan, with, to the extent necessary, certain Closing actions occurring at the offices of the Buyer’s British Virgin Islands counsel in the British Virgin Islands when all (but not some only) of the events described in Article 5.2 and Article 5.3 shall occur.

5.2	Subject to satisfaction of the Buyer’s obligations under Article 5.3, at Closing, the Seller shall do the following:

5.2.1	deliver to the Buyer duly executed transfers of all of the Shares into the name of the Buyer together with the relevant share certificates representing the Shares registered in the name of the Buyer free of any Encumbrances;

5.2.2	to the extent required, cause the board of directors of the Company to hold a meeting (or provide written resolutions) at which the board shall pass resolutions to approve (i) the registration of the Buyer as the sole shareholder of the Company, (ii) the entering of the Buyer’s name on the share register of the Company, (iii) the issue to the Buyer of a share certificate of the Company representing the Shares, (iv) the appointment of such persons as the Buyer may nominate as directors of the Company prior to Closing;

5.2.3	deliver to the Buyer the Information

5.2.4	deliver opinions of:

5.2.4.1	Harney Westwood & Riegels (British Virgin Islands office), dated the date of the Closing, in form and substance reasonably satisfactory to the Buyer stating that (i) immediately prior to Closing, the Seller, and upon Closing, the Buyer is the registered owner of, and has legal and beneficial title to, 50,000 ordinary shares of the Company, which shares comprise 100% of all authorized and issued shares of the Company, free of any Encumbrances, (ii) no legal proceedings are pending against the Company in the British Virgin Islands, (iii) no legal proceedings are pending against the Seller in the British Virgin Islands in relation to the subject matter of this Agreement or challenging the ownership of the Shares, (iv) the Company and the Seller are duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, (v) that the Agreement will be treated by the courts of the British Virgin Islands as a legally binding, valid and enforceable obligations of the Seller;

5.2.4.2	Kazakhstan Counsel dated the date of the Closing, in form and substance reasonably satisfactory to the Buyer covering certain matters agreed upon between the Buyer and the Seller;

5.2.5	deliver to the Buyer the resignations (in a form reasonably satisfactory to the parties) of the officers, directors and secretary of the Company and CaspiNeft (to the extent such persons are controlled by the Seller), such resignations containing waivers of all claims against the Company and CaspiNeft for compensation or otherwise;

5.2.6	deliver to the Buyer all existing statutory and other books (if any) (duly written and up to date) of the Company and its Articles and Memorandum of Association, foundation documents and corporate seal (if any);

5.2.7	deliver to the Buyer a certificate or other instrument in form and substance reasonably satisfactory to the Buyer, executed by the Seller, relinquishing any and all authority over the business or affairs of the Company and discharging any agents or attorneys-in-fact who may have been granted power of attorney or signature authority with respect to the business or affairs of the Company; and

5.2.8	procure that BTA delivers to the Buyer the duly executed Release Documents.

5.3	Subject to satisfaction of the Seller’s obligations under Article 5.2, at the Closing the Buyer shall:

5.3.1	procure that CaspiNeft repays the BTA Debt; and

5.3.2	pay the Estimated Consideration to the Seller by wire transfer to such bank account as the Seller shall notify the Buyer in writing at least five (5) Banking Days prior to the date of Closing.

5.4	The Parties hereby agree that if the obligations under this Article 5 are not complied with in any respect on the Closing by either the Buyer or the Seller (“Defaulting Party”) the other Party (“Relevant Party”) shall not be obliged to complete the sale and purchase of the Shares and the Relevant Party may, at its own discretion, elect to do any of the following:

5.4.1	defer Closing by a period of not more than 30 days (and the provisions of Article 5 shall apply to the Closing as so deferred), which date shall be set forth in a notice from the Relevant Party to the Defaulting Party and shall be no earlier than five (5) Banking Days from the date such notice is given; or

5.4.2	proceed to Closing so far as practicable (without prejudice to its rights under this Agreement); or

5.4.3	rescind this Agreement without any further liability on any party (save for any prior breaches and other than as set out in Articles 8.4 and 8.5).

6.	WARRANTIES

6.1	Except as otherwise provided in the Disclosure Letter or the Supplemental Disclosure Letter, the Seller hereby warrants to the Buyer that each of the statements set out in Schedule 1 (the “Warranties”) is now true and accurate.

6.2	Each of the Warranties shall be deemed to be repeated at Closing by reference to the facts and circumstances then existing and on the basis that all references (whether express or implied) in such Warranties to the “date of this Agreement” or in any of the definitions used in such Warranties (except in the definition of the “Disclosure Letter”) shall be deemed to be substituted with references to the “date on which these Warranties are given”.

6.3	The Seller may deliver to the Buyer immediately prior to the Closing the Supplemental Disclosure Letter confirming that the Warranties (as given at Closing under Article 6.2) remain true and accurate immediately prior to the Closing, except as regards any matter or event which is fairly disclosed in the Supplemental Disclosure Letter and the Disclosure Letter.

6.4	The Seller acknowledges that the Buyer has entered into this Agreement in reliance upon the Warranties and has been induced by them to enter into this Agreement.

6.5	Without restricting the rights of the Buyer or otherwise affecting the ability of the Buyer to claim damages on any other basis available to it, in the event that any of the Warranties is breached or (as the case may be) proves to be untrue, the Seller shall pay to the Buyer or, at the Buyer’s direction, to the Company the amount necessary to put the Company into the position which would have existed if the Warranties had not been broken or (as the case may be) had been true (but only to the extent of any shortfall or diminution of the value of the assets of the Company). For the avoidance of doubt, any claim by the Buyer under this Article 6.6 shall be subject to the limitations set out in Schedule 2.

6.6	Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

6.7	Where any statement in the Warranties or any confirmation or certificate given by the Seller or the Company hereunder or pursuant hereto is qualified by the expression “so far as the Seller are aware” or “to the best of the Seller’s knowledge and belief” or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

6.8	The Seller hereby agrees with the Buyer (for itself and as trustee for the Company) to waive any rights which it may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by the Company or its officers, employees or advisers in connection with the giving of the Warranties.

6.9	The Seller shall procure that (save only as may be necessary to give effect to this Agreement) neither they nor the Company shall do, and, so far as the Seller is reasonably able, allow or procure any act or omission before Closing which would constitute a breach of any of the Warranties or which would make any of the Warranties inaccurate.

6.10	The Seller agrees to notify the Buyer in writing immediately upon becoming aware of any matter, event or circumstance (including any omission to act) which may arise or become known to them after the date of this Agreement and before Closing which constitutes a breach of or is inconsistent with any of the Warranties;

6.11	If any sum payable by the Seller under this Article 6 shall be subject to any tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax the recipient shall have received a net amount equal to the payment otherwise required hereby to be made.

6.12	The Warranties are subject to any matter described in the Disclosure Letter (and, where appropriate, the Supplemental Disclosure Letter subject to the provisions of Articles 6.3 and 6.4).

6.13	The liability of the Seller in respect of any claim under the Warranties or under Article 6.6 shall be limited as provided in Schedule 2, except in relation to any claim which arises out of any fraud, wilful default or dishonesty by or on behalf of the Seller.

6.14	The provisions of Schedule 2 which, among other things, regulate or otherwise affect the liability of the Seller shall remain in full force and be fully applicable in all circumstances and, in particular, notwithstanding any breach of the Warranties or any claim against the Seller in respect of the Warranties, whatever its nature or consequences.

7.	RESTRICTION ON ANNOUNCEMENTS; CONFIDENTIALITY

7.1	Each of the Parties undertakes that prior to the Closing it will not (save as required by law or by any securities exchange or any supervisory or regulatory body to whose rules any Party is subject) make any disclosure or announcement in connection with the existence or subject matter of this Agreement (or any other documents referred to in this Agreement) unless the other Party shall have given its written consent to such disclosure or announcement (which consent may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).

8.	PRE-CLOSING OBLIGATIONS

8.1	The Seller shall procure that the Company shall not prior to Closing incur any indebtedness, enter into any material contract or take on any actual liability outside of the ordinary course of business without the express written consent of the Buyer.

8.2	The Seller shall further procure that prior to Closing the Buyer and/or any persons authorized by it will be given such access to the personnel and premises and all books, title deeds, records and accounts of the Company as the Buyer may reasonably request.

8.3	The Seller shall not and shall procure that the Company shall not dispose of any Information in the period between the signing of this Agreement and the Closing Date.

8.4	The Seller shall not, and shall procure that no member of the Seller’s Group shall, enter into any negotiations or discussions, formal or informal, concerning its possible sale of any of the Shares to any other party or parties and, if any such negotiations or discussions have occurred prior to the date of this Agreement, they shall be immediately terminated by the Seller or the Seller shall procure that the relevant member of the Seller’s Group terminates such negotiations or discussions. If the Closing does not occur due to a breach by the Seller of this Article 8.4, and the Seller or any member of the Seller’s Group enters into a proposed agreement with a third-party to sell the Company or its interest in CaspiNeft within six (6) calendar months of the date hereof, the Buyer may at its option:

8.4.1	require the Seller to pay the Buyer an amount of five million US dollars (US $5,000,000) within five (5) Banking Days following written demand by the Buyer which amount is acknowledged by the parties to include an element of indirect or consequential loss or loss of profit and in respect of which the parties agree, for the avoidance of doubt, that the limitations in Schedule 2 do not apply (and in such circumstances the Buyer acknowledges that it would have no further rights to claim under this Agreement); or

8.4.2	make a claim against the Buyer under the terms of this Agreement,

provided that the Buyer may exercise only one but not both of the options outlined above.

8.5	If the Closing does not occur due to a failure by the Buyer to comply with its obligations under Article 5.3, the Seller shall require the Buyer to pay the Seller an amount of five million US dollars (US $5,000,000) within five (5) Banking Days following written demand by the Seller which amount is acknowledged by the parties to include an element of indirect or consequential loss or loss of profit (and in such circumstances the Buyer acknowledges that it would have no further rights to claim under this Agreement).

8.6	The Parties shall use all reasonable endeavours to ensure that the Outstanding Documents shall be negotiated and settled between the Parties as soon as practicable.

8.7

In the event that the transactions contemplated by this Agreement are blocked, prohibited or disapproved by any governmental authority, including the Committee for Protection of Competition under the Ministry of Industry and Trade of Kazakhstan (“CPC), then neither the Buyer nor the Seller shall be bound to proceed with the sale and acquisition of the Shares and either of them may rescind this Agreement without liability on any party (other than in relation to prior breaches of Articles 4.3 and 8.4)

by notice in writing to the other Party. The Seller shall use all reasonable endeavors to assist the Buyer in any applications or discussions that it has with the CPC including but not limited to promptly responding to the Buyer in relation to all requests for information or documentary material required by the CPC.

9.	COSTS

9.1	Each Party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Agreement.

9.2	The Buyer shall pay any stamp and other transfer duties and registration fees applicable to any document to which it is a party and which arise as a result of or in consequence of this Agreement.

10.	GENERAL

10.1	This Agreement shall be binding upon and inure for the benefit of the estates, personal representatives or successors of the Parties. Subject to Article 10.2, no Party shall be entitled to assign the benefit of this Agreement without express written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

10.2	All or any of the Buyer’s rights under this agreement, may (notwithstanding any other provisions contained in this agreement) be assigned or transferred by the Buyer to, or made the subject of a trust created in favour of any other member of the Buyer’s Group (or by any such member to or in favour of any other member of the Buyer’s Group) provided that if such assignee company leaves the Buyer’s Group, such rights are assigned or transferred to or made the subject of a trust in favour of another member of the Buyer’s Group and further provided that the Seller shall be subject to no greater liability than already exists under this Agreement following such assignment or transfer.

10.3	This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties hereto and supersedes any previous agreements, undertaking, representation, warranty or arrangements of any nature between them relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorized representatives of the Parties.

10.4	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this agreement or not) other than as expressly incorporated in this Agreement.

10.5	Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this Agreement or not) and upon which it has relied in entering into this Agreement.

10.6	Subject to Article 10.7, each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement shall be for breach of contract.

10.7	Nothing contained in this Agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

10.8	All of the provisions of this Agreement shall remain in full force and effect notwithstanding Closing (except insofar as they set out obligations which have been fully performed at Closing).

10.9	If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

10.10	Save as specifically set out herein, no Party shall have the right to rescind or terminate this Agreement.

10.11	No failure of a Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

10.12	Upon and after the Closing, the Seller shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonably necessary to give effect to the terms of this Agreement and to place control of the Company and CaspiNeft (to the extent that it is able) in the hands of the Buyer and, pending the doing of any such acts, deeds, documents and things, the Seller shall as from Closing hold the legal and beneficial estate in the Shares and the shares of CaspiNeft owned by the Company in trust for the Buyer. The Seller shall procure that BTA promptly provides all necessary assistance and executes all such further acts, deeds, documents and things as may be necessary to release the Encumbrances securing the BTA Debt.

10.13	Upon and after the Closing and at the request of the Buyer, the Seller shall execute under seal a power of attorney in favor of the Buyer or such person as may be nominated by the Buyer generally in respect of the Shares and in particular to enable the Buyer (or its nominees) to attend and vote at general meetings of shareholders of the Company.

10.14	This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

10.15	The Parties agree to cooperate and to act in good faith to execute such further amendments, corrections and changes to this Agreement as they shall mutually agree, acting reasonably, in order to give full effect to the transactions contemplated hereby.

11.	NOTICES

11.1	All notices or other communications under this Agreement shall be given in writing in the English language and shall be signed by an authorized officer of the Buyer or the Seller, as the case may be, and shall be deemed given (i) upon sending a fax to the recipient Party’s fax number below and receipt of an automatic acknowledgement of receipt thereof generated by the recipient’s fax machine (with a confirmatory copy of such fax delivered within 24 hours thereafter to an international courier as provided in Article (ii) (provided that if such fax is sent after 6 pm on a working day in the recipient’s country listed below or on a non-working day in such country, it shall be deemed given on the next working day in such country), or (ii) on the third calendar day following the sending Party’s delivery to an international courier service serving the recipient Party’s city listed below (DHL or similar), prepaid and addressed to the recipient Party at the address set forth below (provided that if such third day is a non-working day in the recipient’s country listed below, it shall be deemed given on the next working day in such country):

If to the Seller:

Seeria Alliance Limited

c/o Mossack Fonseca & Co. (BVI) Ltd.

Akara Building, 24 DeCastro Street

Wickhams Cay I

P.O. Box 3136, Road Town, Tortola

British Virgin Islands

Tel: +1 (284) 494-4840

Fax: +1 (284) 494-4841

If to the Buyer:

(1)	Transmeridian Exploration, Inc

c/o Nerine Trust Company (BVI) Limited

Quastisky Building, 3rd Floor

P.O. Box 905, Road Town, Tortola

British Virgin Islands

Tel.: +1 (284) 494 8790

Fax: +1 (284) 494 8791

with a copy to:

(2)	Transmeridian Exploration, Inc.

c/o Transmeridian Exploration Incorporated

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas USA 77060

Attention: President

Tel.: +1 (281) 999 9091

Fax: +1 (281) 999 9094

11.2	Either Party may change its address and/or fax number set forth in Article 11.1 above by giving written notice to the other Party in the manner set forth above, provided that in the case of the Seller any such new address or fax number shall be located in the British Virgin Islands.

12.	GOVERNING LAW AND ARBITRATION

12.1	This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

12.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this Article. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English.

12.3	Except as otherwise expressly stated this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties as of the day and year first above written.

SEERIA ALLIANCE LTD.

By:	/s/ Raushan Kizdarbekova
Name: Title:	Raushan Kizdarbekova Authorized representative

TRANSMERIDIAN EXPLORATION INC.

By:	/s/ Lorrie Olivier
Name: Title:	Lorrie Olivier President

SCHEDULE 1

WARRANTIES

1.	Accounting records

[Intentionally left blank.]

2.	Tax, Records and Returns

2.1	The Company has duly filed all returns, computations, notices and information required to be made or provided by the Company for any Tax purpose and the same have been made or given within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them is or is likely to be the subject of any dispute with any Tax authority.

2.2	The Company has paid, and has withheld, deducted and accounted to the relevant Tax authorities for, all Taxes which it has become liable to pay, withhold, deduct or account for on or before the date hereof and within the period of seven years prior to the date hereof neither the Company nor any director or officer of the Company has paid or become liable to pay any fine, penalty, surcharge or interest in relation to Tax.

2.3	There is no existing contingent or deferred liability for Tax of the Company including liability for Tax which would arise as a result of the execution of this Agreement or Closing or by reason of the Company otherwise ceasing to hold the Shares.

2.4	Full details of all unrelieved Tax losses, management expenses, charges on income, advance corporation tax or excess franked investment income available to the Company have been disclosed to the Buyer in the Disclosure Letter.

2.5	The Company has not entered into or been engaged in or been a party to any transaction or series of transactions or scheme or arrangement of which the main purpose or one of the main purposes was the avoidance or deferral of Tax or a reduction in the liability to Tax of the Company.

2.6	The Company is not and has not at any time in the period of six years ending with the date of this Agreement been liable to Tax in any jurisdiction other than the British Virgin Islands.

3.	Corporate Matters

3.1

The Company has been duly incorporated and is validly existing and no order has been made or petition presented or resolution passed for the winding up of the Company or for an administration order in respect of the Company and no distress, execution or other process has been levied on any of its assets. The Company is not insolvent or unable to pay its debts and no administrative receiver or receiver or equivalent person has been appointed by any person of its business or assets or any part thereof and no power to make any such appointment has arisen.

3.2	The Seller is the legal and beneficial owner of the Shares, free and clear of any Encumbrances.

3.3	The Shares constitute all the authorized and issued shares in the capital of the Company and are fully paid up.

3.4	The Shares are issued in registered form and no certificates representing the Shares have ever been stolen, lost or destroyed.

3.5	The Company is the owner of 50% of the total issued shares of CaspiNeft, and other than the pledge in favor of BTA arising under the BTA Loans, such shares are free and clear of any Encumbrances.

3.6	The Company has no, and never has had any, subsidiary or subsidiary undertaking or any shares or participating interest in any company other than CaspiNeft.

3.7	The Company has never reduced, repaid, redeemed or purchased any of its share capital or agreed to do any of the same.

3.8	There are no options or other agreements outstanding which call for the issue of or accord to any person the right to call for the issue of any shares in the capital of the Company or other securities of the Company or the right to require the creation of any Encumbrance over the Shares or any of the assets of the Company.

3.9	The copies of the Memorandum and Articles of Association of the Company delivered to the Buyer are accurate and complete in all respects and have attached to them copies of all resolutions and agreements which are required to be so attached. The Company has complied with its Memorandum and Articles of Association in all respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorized.

3.10	All statutory books of the Company are up to date and contain true full and accurate records of all matters required to be dealt with therein and the Company has not received any notice of any application or intended application under the applicable law for rectification of the Company’s register and all legal requirements relating to the issue of shares and other securities by the Company have been complied with.

4.	Trading and General Commercial Matters

4.1	Other than the Joint Operating Agreement, the Company is not a party to:

4.1.1	any contract not entered into in the ordinary course of business or not on arm’s length terms, nor any contract which cannot be terminated without penalty or other compensation on less than twelve months’ notice; or

4.1.2	any contract restricting the Company’s freedom of action in relation to its normal business activities; or

4.1.3	any agency, distribution, marketing, purchasing, franchising, licensing (whether by or to the Company), joint venture, shareholders’ or partnership arrangement or agreement or similar arrangement or agreement, other than the Joint Operating Agreement.

4.2	The Seller has delivered to the Buyer true and complete copies of all contracts to which the Company is a party under which the initial, current or potential obligations of the Company exceed US $25,000.

4.3	There are no contracts or obligations, agreements, arrangements or concerted practices involving the Company and no practices in which the Company is engaged which are void, illegal, unenforceable, registrable or notifiable under or which contravene any anti-trust legislation or regulations anywhere in the world, nor has the Company received any written threat or complaint or request for information or investigation in relation to or connection with any such legislation or regulations.

4.4	With respect to each contract, commitment, arrangement, understanding, tender and bid involving the Company:

4.4.1	the Company has duly performed and complied in all material respects with each of its obligations thereunder;

4.4.2	the Company is under no obligation which cannot readily be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort or loss; and

4.4.3	so far as the Seller is aware, none of the other parties thereto is in default thereunder.

4.5	No person has given any guarantee of or security for any liability of the Company, nor has the Company given any guarantee of the liability of any other person.

4.6	The execution, delivery and performance of this Agreement by the Seller has been duly authorized by all necessary corporate action of the Seller and constitutes the valid, binding and enforceable obligation of the Seller, enforceable against the Seller in accordance with its terms.

4.7	The execution, delivery and performance of this Agreement will not result in the breach, cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument affecting the Seller or the Company or by which its respective property or assets (other than CaspiNeft) may be bound or affected or result in the acceleration of any obligation under any loan agreement or the loss of the benefit of or liability to refund or repay any financial concession or violate any law or, so far as the Seller are aware, any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Seller or the Company.

4.8	So far as the Seller are aware, each consent and approval by state authorities or third parties which is necessary to effect the transactions contemplated in this Agreement has been duly granted or issued and remains in full force and effect and no steps have been taken to terminate, suspend or revoke any of the same.

4.9	The Company has no liabilities other than liabilities disclosed to the Buyer in writing in the Disclosure Letter.

4.10	The Company is not the subject of any official investigation or inquiry and the Seller are not aware of any facts which are likely to give rise to any such investigation or inquiry.

4.11	So far as the Seller are aware, the Company has complied with the requirements or conditions of all statutes, treaties, regulations, by-laws, codes, orders and other obligations of whatsoever nature relating to the Company and the carrying on of its business and has obtained and complied with all registrations, licenses and consents necessary or advisable for the carrying on of its business, and all such registrations, licenses and consents are valid and subsisting and the Seller know of no reason why any of them should be suspended, cancelled or revoked (whether as a result of the sale and purchase of the Shares pursuant to this Agreement or otherwise). So far as the Seller are aware, neither the Company, nor any of its directors, employees or agents in relation to the Company, has committed any criminal offence or any tort or any breach of any such statute, treaty, regulation, by-law or other obligation.

4.12	So far as the Seller are aware, there is no transaction to which the Company is or has been a party which may give rise to a claim for setting aside under the applicable legislation.

5.	Litigation

5.1	Neither the Company nor any person for whose acts or defaults the Company may be vicariously liable are engaged whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings or any proceedings before any tribunal (save for debt collection by the Company in the ordinary course of business) with respect to matters arising prior to the Closing and, so far as the Seller are aware, (i) there are no proceedings threatened or pending against the Company or any such person, and (ii) there are no facts which are likely to give rise to any such litigation or proceedings.

5.2	There is no litigation, pending or threatened, challenging the Seller’ ownership of any of the Shares or the Seller’ right and ability to enter into and perform this Agreement, and, so far as the Seller are aware, there are no facts which are likely to give rise to any such litigation or proceedings.

5.3	There are no administrative proceedings, pending or threatened, in the Republic of Kazakhstan relating, directly or indirectly, to the Seller’ sale of the Shares under this Agreement and, so far as the Seller are aware, there are no facts which are likely to give rise to any such proceedings.

6.	Employment and Pension Matters

6.1	The Company has no employees other than those whose names, positions, salaries, and other relevant details are disclosed in the Disclosure Letter.

6.2	There is no scheme, arrangement or agreement to which the Company is a party or by which it is bound or under which it has an obligation or liability (whether actual, contingent or prospective) to contribute or to provide funding for the provision of life assurance, retirement, death, disability or other like benefits (in the form of a pension, lump sum, gratuity or otherwise) in respect of any employee of the Company, nor is any such scheme, arrangement or agreement proposed by the Company.

7.	Arrangements with connected persons etc.

The Company has not been a party to any transaction or arrangement with the Seller or director or former director or any other person connected with the Seller other than arm’s length service contracts.

8.	Matters since the incorporation of the Company

Since the incorporation of the Company:

8.1	there has been no interruption or alteration in the nature, scope or manner of the Company’s business which business has been carried on lawfully and in the ordinary and usual course of business;

8.2	the Company has continued to pay its creditors in the ordinary course of business and no unusual special terms have been incorporated into any contract entered into by the Company;

8.3	the Company has not become bound or liable to be called upon to repay prematurely any borrowed monies or repaid any borrowings other than indebtedness to its bankers;

8.4	the Company has not cancelled, waived, released or discontinued any rights, debts or claims or suffered any damage destruction or loss (whether or not covered by insurance) affecting its business or assets;

8.5	the Company has not incurred any capital expenditure or made any material capital commitment or disposed of any material assets; and

8.6	no dividends, bonuses or other distributions have been declared, paid or made in respect of the Shares.

9.	Accuracy of Information Provided

9.1	All written replies to enquiries given to the Buyer and its professional advisers by the Seller, the officers and employees of the Company, the Seller’ professional advisers and the Company’s advisers during the negotiations prior to this Agreement was when given and is at the date hereof true and accurate in all material respects.

SCHEDULE 2

LIMITATIONS OF LIABILITY

1.	Scope

The Buyer shall not be entitled to claim for any indirect or consequential loss or loss of profit.

2.	Cap on liability

The aggregate liability of the Seller in respect of all and any Claims shall not exceed an amount equal to the aggregate of the Purchase Price actually received by the Seller.

3.	Time limits for making Claims

3.1	No Claim may be made against the Seller unless notice (complying with the provisions of paragraph 3.2 below) of such Claim is served on the Seller in writing, within 12 months of Closing, provided that the liability of the Seller shall cease absolutely unless within 12 months of service of such notice, legal proceedings in respect of such Claim have been properly issued and validly served on the Seller (or, in the case of a Claim for which, at the time at which the same is notified to the Seller, the Seller does not have a liability pursuant to paragraph 6.1, issue and validly serve legal proceedings within 12 months of the date on which the Seller does have a liability for that Claim for the purposes of paragraph 6.1).

3.2	A notice of Claim shall specify in reasonable detail the specific matter in respect of which the Claim is made and where practicable a calculation of the amount claimed.

3.3	The Buyer shall provide notice to the Seller of the relevant facts and circumstances relating to any Claim as soon as reasonably practicable after it became aware that the relevant facts and circumstances would give rise to a Claim.

4.	Right to Remedy

The Seller shall not be liable for any Claim if the alleged breach which is the subject of the Claim is capable of remedy, and is remedied to the reasonable satisfaction of the Buyer by the Seller (at the Seller’ cost) within 30 days of the date on which the notice in paragraph 3.1 above is received by the Seller (and the Buyer agrees to use all reasonable endeavours to assist and to procure the assistance of the Company in remedying such breach at the reasonable cost of the Seller).

5.	Contingent liabilities

No liability shall attach to the Seller in respect of any Claim to the extent that the Claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this paragraph shall not operate to avoid a Claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in paragraph 3 of this schedule if the notice of such Claim has been served before the expiry of the relevant period (although the Seller shall have no liability if the contingent liability has not become actual or quantifiable (as the case may be) (and legal proceedings commenced) within 18 months of Closing).

6.	Threshold and de minimis

6.1	The Seller shall not be liable in respect of any Claim unless the aggregate liability for all Claims, which it would in the absence of this provision be liable, exceeds US$250,000, in which case the Seller shall be liable for the entire amount and not merely the excess.

6.2	In calculating liability for Claims for the purposes of paragraph 6.1 above, any Claim which is less than US$25,000 (excluding interest, costs and expenses) shall be disregarded (provided that Claims under the same Warranty in respect of similar facts and circumstances may be aggregated for these purposes).

7.	Changes in legislation

7.1	The Seller shall not be liable in respect of a Claim to the extent that such Claim would not have arisen but for, or is increased directly or indirectly as a result of:

7.1.1	the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body in any case occurring after the date of this Agreement; or

7.1.2	an increase in the Taxation rates or an imposition of Taxation in each case not actually or prospectively in force at the date of this Agreement; or

7.1.3	the change by statute or by any regulatory or other body of any accounting policy or a change in the application of any accounting policy or estimation technique in the preparation of financial statements by the Buyer or any member of the Buyer’s Group.

8.	Acts of Buyer

The Seller shall not be liable in respect of a Claim to the extent that such Claim is attributable to, or is increased directly or indirectly as a result of any act, omission, transaction or arrangement carried out with the prior written approval of the Buyer whether before or at Closing.

9.	Mitigation

The Buyer shall and shall procure in respect of each member of the Buyer’s Group that, all reasonable steps are taken by it and each member of the Buyer’s Group and all reasonable assistance is given by it and each member of the Buyer’s Group to avoid or mitigate any loss or liability (without prejudice to any similar obligation existing at law generally or any other specific term of this Agreement) which might give rise to any Claim.

10.	Recovery from another person

Prior recovery

10.1	If the Buyer, or any member of the Buyer’s Group, recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount which directly relates to a Claim and reduces the Loss under the Claim, any actual recovery (less any reasonable costs incurred in obtaining such recovery and less any Tax attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the Claim) shall to that extent reduce or satisfy, as the case may be, such Claim.

Subsequent recovery

10.2	If the Seller pay an amount in respect of a Claim and the Buyer, or any member of the Buyer’s Group, subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount from any third party which directly relates to the Claim and reduces the Losses under the Claim, the Buyer shall procure that the relevant member of the Buyer’s Group shall pay to the Seller an amount equal to the amount recovered from the third party (less any reasonable costs and expenses incurred in obtaining such recovery but not reimbursed by the Seller and after deducting any amount of loss incurred by the Buyer in respect of the Claim not compensated by the Seller) or, if lower, the amount previously paid by the Seller to the Buyer in respect of the Claim.

11.	Conduct of Claims

Access to and preservation of information

11.1	If a member of the Buyer’s Group becomes aware of any claim or any matter or circumstance which gives rise to a Claim or an entitlement to recover (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to the subject matter of a Claim:

11.1.1	the Buyer shall as soon as reasonably practicable give written notice to and consult with the Seller in respect of the claim, matter, circumstance or entitlement;

11.1.2	the Buyer shall, and shall procure that each member of the Buyer’s Group shall:

11.1.2.1	at the written request and the cost of the Seller take such reasonable action or (at the Seller’s option) permit the Seller to take such reasonable action to avoid, dispute, resist, appeal, defend, compromise or settle the Claim (including, without limitation, make any counterclaims or other claims against third parties) and any related adjudication or proceedings, and to conduct matters relating thereto including negotiations or appeals, subject to the Buyer and/or the relevant member of the Buyer’s Group being entitled to employ its own legal advisors and being indemnified by the Seller against all Losses that arise directly pursuant to the Seller taking conduct of such Claim;

11.1.2.2	provide to the Seller and its advisers during normal business hours, provided reasonable notice has been given, with reasonable access to premises and personnel and to relevant assets, documents and records within each member of the Buyer’s Group’s power or control for the purposes of investigating the matter or entitlement which allegedly gives rise to the Claim; and

11.1.2.3	preserve all documents, records, correspondence, accounts, electronically stored data and other information whatsoever relevant to a matter which may give rise to a Claim.

11.1.3	the Seller (at their cost) may on reasonable notice and during normal business hours examine and take copies of the documents or records and photograph the premises or assets referred to in paragraph 11.1(b) above.

12.	Third party claims

12.1	If a Claim is as a result of, or in connection with, a claim by or a liability to a third party or if, in respect of any Claim, a member of the Buyer’s Group has any right of action, indemnity or contribution from or against any third party, then the Buyer shall and shall procure that each member of the Buyer’s Group shall (subject to the Buyer and/or the relevant member of the Buyer’s Group being entitled to employ its own legal advisors and being indemnified by the Seller against all Losses that arise directly pursuant to the Seller taking conduct of such Claim):

12.1.1	take all reasonable steps to enforce any right of recovery;

12.1.2	make no admission of liability in respect of, or compromise, dispose of or settle, any claim without the written consent of the Seller, such consent not to be unreasonably withheld; and

12.1.3	allow the Seller at its own expense and in their absolute discretion to take such reasonable action, as described in paragraph 11.1(b)(i) above.

13.	Insurance policies

In respect of any matter which would give rise to a Claim, if the Company and/or its Subsidiaries is entitled to claim under any policy of insurance, then no such matter shall be the subject of a Claim unless and until the Buyer or, as the case may be, the relevant member of the Buyer’s Group shall have made a claim against its insurers and used all reasonable endeavours to pursue such claim and such claim has been settled or rejected by such insurer; and any such insurance claim shall be dealt with in accordance with paragraph 10.1 (Prior recovery) and paragraph 10.2 (Subsequent recovery).

14.	Buyer’s Knowledge

The Seller shall not be liable for any Claim under this Agreement if and to the extent that (i) any director of a member of the Buyer’s Group, or (ii) the General Counsel of the Buyer were actually aware at the date of this Agreement of the subject matter of the Claim and that such facts would give rise to a Claim.

15.	Taxation

15.1	No Claim may be made against the Seller:

15.1.1	to the extent that the Claim is in respect of Taxation and such Taxation would not have arisen but for, or has been increased directly or indirectly as a result of a disclaimer, claim or election made or notice or consent given after Closing by a member of the Buyer’s Group otherwise than at the request of the Seller; or

15.1.2	to the extent that the Claim is in respect of Taxation and such Taxation arises from any change in the accounting or Taxation policy (except where such change is required by law or is reasonably necessary so as to ensure compliance with generally accepted accounting principles), introduced or having effect on or after Closing; or

15.1.3	to the extent that the Claim is in respect of Taxation and such Taxation arises from any increase of rates of Taxation or imposition of new Taxation legislation or any change in applicable law or practice made or coming into effect after Closing or the withdrawal of any extra statutory concession currently granted by any Taxing Authority after the date of Closing.

15.2	In calculating the liability of the Seller for any Claim, there shall be taken into account the amount by which any Taxation for which the Buyer or any member of the Buyer’s Group is now or may in the future be accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability and any repayment of Taxation which would not have arisen but for the matter giving rise to such liability.

16.	CaspiNeft operations

The Seller shall not be liable under any of the Warranties (or under Article 6.6) to the extent that any of the Warranties are deemed to relate to the business or operations of CaspiNeft.

17.	No double recovery

The Buyer shall not be entitled to recover from the Seller more than once for the same damage suffered.

18.	Net Benefit

The Seller shall not be liable for any Claim to the extent that the subject of the Claim has been or is made good without cost or loss to the Buyer’s Group or to the Company or any Subsidiaries.